PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
August 6, 2009	(804) 217-5897

DYNEX CAPITAL, INC.  REPORTS SECOND
QUARTER RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported net income to common shareholders for the second quarter of 2009 of $3.4 million, or $0.25 per diluted common share, versus $3.3 million, or $0.26 per diluted common share, for the same period in 2008.  Highlights for the quarter are summarized below:

•	Net interest income of $5.9 million for the quarter ended June 30, 2009 versus $5.0 million for the first quarter of 2009 and $2.5 million for the second quarter of 2008;
•	Net interest spread on average interest-earnings assets of 3.09% for the second quarter of 2009 versus 2.82% in the first quarter and 1.50% for the second quarter of 2008;
•	Net interest spread on Agency MBS investments of 3.70% for the second quarter of 2009 versus 3.35% for the first quarter and 1.54% for the second quarter of 2008;
•	Overall leverage of 4.3 times equity capital at June 30, 2009, with targeted leverage on the Agency MBS portfolio remaining at 7 times equity capital;
•
Shareholders’ equity of $154.6 million at June 30, 2009, versus $140.4 million at December 31, 2008, from the issuance of $6.6 million of common stock and other comprehensive income of $7.9 million; and

•	Book value per share at June 30, 2009, of $8.54, an increase of $0.47 from year end 2008 book value per share of $8.07.

The Company has scheduled a conference call for Friday, August 7, 2009 at 11:00 a.m. Eastern Time, to discuss second quarter results.  The call may be accessed by dialing 1-866-730-5764 (Passcode: 71327314) and will also be webcast over the internet at www.dynexcapital.com through a link provided under “Investor Relations.”

Second Quarter Results and Related Discussion

Results for the second quarter of 2009 benefitted from the strong net interest income earned on the Company’s investment portfolio.  Net interest income increased in part from improved net interest spreads and in part from an overall larger investment portfolio.  The average net interest spread for the portfolio for the second quarter of 2009 was 3.09% versus 1.50% for the second quarter of 2008 and 2.82% for the first quarter of 2009.  Driving the increase in the net interest spread were reduced borrowing costs on the Company’s repurchase agreement borrowings as market conditions improved and LIBOR declined. Partially offsetting the increase in net interest income was an increase in general and administrative expenses to $1.8 million in the second quarter of 2009 versus $1.3 million for the same period in 2008.  Approximately $260 thousand of the second quarter 2009 expenses related to required accruals pursuant to SFAS 123R on outstanding stock appreciation rights principally from the increase in the Company’s stock price from $7.02 to $8.20 during the quarter.  This expense reduced net income per diluted common share by $0.02 for the second quarter of 2009. Results for the second quarter of 2008 included $0.16 per diluted common share of other income from the redemption of a securitization financing bond where no such amount was included in the second quarter 2009 results.

The Company’s interest earning assets excluding cash have continued to increase on a quarter-to-quarter basis and averaged $706.1 million in the second quarter of 2009 versus $353.2 million in the same period for 2008.  During the quarter, the Company purchased $107.1 million of Agency MBS, principally short-duration Agency Hybrid ARMs.  The following table summarizes certain information about the Company’s Agency MBS investments for the periods presented:

	Quarter ended June 30, 2009	Quarter ended March 31, 2009	Quarter ended June 30, 2008
Weighted average annualized yield for the period	4.39%	4.47%	4.25%
Weighted average annualized cost of funds for the period	0.69%	1.12%	2.71%
Net interest spread for the period	3.70%	3.35%	1.54%
CPR for the period	19.9%	14.8%	27.3%
Weighted average coupon, period end	5.04%	5.15%	5.46%
Weighted average months-to-reset, period end	25	25	18
Amortized cost (as a % of par), period end	102.04%	101.70%	101.19%
Weighted average repurchase agreement original term to maturity (days)	40	52	44

The Company’s non-Agency investments, which include principally highly seasoned securitized mortgage loans, an investment in a joint venture and non-Agency MBS, continue to perform in line with the Company’s expectations.  The Company incurred no credit losses during the second quarter of 2009 and added $139 thousand in allowance for loan losses.  Delinquencies on securitized mortgage loans increased in the second quarter of 2009 to $15.0 million from $9.1 million at December 31, 2008.  One delinquent loan with a balance of $2.5 million subsequently paid off in July. Of the remaining delinquent loans, the Company has an allowance for loan losses of $1.4 million and approximately $1.7 million of the delinquent loans have some form of insurance which substantially reduces or eliminates the Company’s exposure to losses on these loans.  The Company has an additional $2.7 million in allowance for loan losses on non-delinquent loans.

Book value per common share increased to $8.54 at June 30, 2009, as a result of an increase in accumulated other comprehensive income from improved valuations of the Company’s Agency MBS portfolio and earnings for the quarter in excess of the dividend paid.  Book value per common share was $8.36 at March 31, 2009 and $8.07 at December 31, 2008.  Shareholders’ equity increased to $154.6 million at June 30, 2009, as a result of the above and also from the issuance of $6.6 million of common stock during the quarter under the Company’s controlled equity offering program.

The following table summarizes the allocation of the Company’s $154.6 million of shareholders’ equity as of June 30, 2009:

(amounts in thousands)	Asset carrying basis	Associated financing (1)	Shareholders’ Equity	% of Shareholders’ Equity
Agency MBS	$531,546	$466,645	$64,901	42.0%
Cash and cash equivalents	32,200	-	32,200	20.8%
Securitized single-family mortgage loans	67,331	44,136	23,195	15.0%
Securitized commercial mortgage loans	165,883	148,369	17,514	11.3%
Investment in joint venture (CMBS)	6,109	-	6,109	4.0%
Non-Agency MBS	5,813	-	5,813	3.8%
Other investments	2,485	-	2,485	1.6%
Other assets and other liabilities	7,165	4,755	2,410	1.6%
	$818,532	$663,905	$154,627	100.0%

(1)	Associated financing includes repurchase agreements, payable for securities pending settlement, securitization financing and obligation under payment agreement.

Management Remarks

Thomas Akin, Chairman and Chief Executive Officer, commented, “The story of this quarter is the performance of our Agency MBS investment portfolio.  We earned a net interest spread of 3.70% on Agency MBS as our borrowing costs continued to decline and prepayments on our portfolio were less than we had forecast.  Our strategy of investing in shorter-duration Agency Hybrid ARMs and not hedging our funding costs has performed extraordinarily well for the first half of this year.  Our net interest income grew over 17% quarter over quarter and book value increased by $0.18 to $8.54 at quarter end.  We have seen further declines in our borrowing costs in July and further increases in prices for our Agency MBS investments.  Our highly seasoned non-Agency investments continue to generate solid earnings and cashflow for the Company.”

Mr. Akin continued, “This quarter we earned $0.25 per common share on a diluted basis, which is in excess of our dividend for the quarter.  While we will consider our dividend in the context of our annual earnings, for the foreseeable future we would anticipate utilizing our tax net operating loss carryforward and retaining any excess earnings over the current $0.23 dividend pay-out to grow our book value per common share and to provide investment capital.”

Mr. Akin concluded, “Overall we believe we are well positioned for changes in market conditions given our current capital allocation and significant cash position. We continue to maintain a large cash position given our view of the risk still remaining in the credit markets, but also to take advantage of potential attractive investment opportunities as a result of the environment.  For example, through the joint venture we own call rights on seasoned non-Agency CMBS that may ultimately be eligible as collateral for financing under the Government’s TALF program.  We also selectively see value in short-duration Agency MBS versus holding cash in order to enhance the overall returns for the Company.”

Dynex Capital, Inc. is a specialty finance company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including the ongoing volatility in the credit markets which impacts assets prices and the cost and availability of financing, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and  values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, uncertainty around government policy, the impact of regulatory changes, including the Emergency Economic Stabilization Act of 2008, the full impact of which is unknown at this time, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and other reports filed with and furnished to the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
Consolidated Balance Sheets
(Thousands except share data)
(unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
Agency MBS Investments:
Pledged to counterparties, at fair value	$476,526	$300,277
Unpledged, at fair value	31,506	11,299
Pending settlement	23,514	-
	531,546	311,576

Non-Agency Investments:
Securitized mortgage loans, net	233,214	243,827
Investment in joint venture	6,109	5,655
Non-Agency MBS	5,813	6,260
Other investments	2,485	6,475
	247,621	262,217

Total Investments	779,167	573,793

Cash and cash equivalents	32,200	27,309
Other assets	7,165	6,089
	$818,532	$607,191

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Repurchase agreements	$472,532	$274,217
Securitization financing	154,468	178,165
Obligation under payment agreement	8,555	8,534
Payable for unsettled securities	23,595	-
Other liabilities	4,755	5,866
	663,905	466,782

SHAREHOLDERS' EQUITY:
Preferred stock	41,749	41,749
Common stock	132	122
Additional paid-in capital	373,438	366,817
Accumulated other comprehensive income (loss)	3,968	(3,949)
Accumulated deficit	(264,660)	(264,330)
	154,627	140,409
	$818,532	$607,191

Book value per common share	$8.54	$8.07

DYNEX CAPITAL, INC.
Consolidated Statements of Operations
(Thousands except share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Interest income:
Investments	$9,816	$6,497	$19,287	$12,656
Cash and cash equivalents	3	177	9	501
	9,819	6,674	19,296	13,157
Interest expense	(3,938)	(4,173)	(8,371)	(8,235)
Net interest income	5,881	2,501	10,925	4,922
Provision for loan losses	(139)	(321)	(318)	(347)

Net interest income after provision for loan losses	5,742	2,180	10,607	4,575

Equity in earnings (loss) of joint venture	610	560	(144)	(1,691)
Fair value adjustments, net	(507)	(173)	138	4,058
Gain (loss) on sale of investments, net	138	(43)	221	2,050
Other income	143	3,025	164	3,092
General and administrative expenses
Compensation and benefits	(1,069)	(590)	(1,953)	(1,084)
Other general and administrative expenses	(687)	(663)	(1,530)	(1,385)

Net income	4,370	4,296	7,503	9,615
Preferred stock dividends	(1,003)	(1,003)	(2,005)	(2,005)

Net income to common shareholders	$3,367	$3,293	$5,498	$7,610

Net income per common share
Basic	$0.26	$0.27	$0.44	$0.63
Diluted	$0.25	$0.26	$0.44	$0.59

Weighted average number of common shares outstanding:
Basic	12,987,784	12,169,762	12,581,033	12,163,320
Diluted	17,209,785	16,398,667	12,581,033	16,392,784